                                 EXHIBIT 10.116

SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") is made as of January 6, 2000 by and among CinemaNow, Inc., a California corporation (the "Company"), and the persons and entities (each, an "Investor" and collectively, the "Investors") listed on the Schedule of Investors attached hereto as Exhibit A, as such Schedule of Investors may be supplemented or amended from time to time hereafter (the "Schedule of Investors").

1.       AUTHORIZATION AND SALE OF SERIES A PREFERRED STOCK

         1.1 AUTHORIZATION. The Company will authorize the sale and issuance of up to Three Million Five Hundred Fifty-Five Thousand Five Hundred and Fifty-Six (3,555,556) shares of its Series A Convertible Preferred Stock (the "Series A Shares"), having the rights, privileges and preferences set forth in the Amendment to Articles of Incorporation (the "Amendment") in the form attached hereto as Exhibit B.

         1.2 SALE OF SERIES A SHARES. Subject to the terms and conditions hereof, at the Closing (as defined below) the Company will severally issue and sell to each of the Investors and the Investors will severally buy from the Company the number of Series A Shares set forth opposite such Investor's name in the second column of the Schedule of Investors for the aggregate purchase price, calculated on a per share purchase price of $0.675, of up to $2,400,000, set forth in the third column opposite the Investor's name in the Schedule of Investors. The Company's agreements with each of the Investors are separate agreements, and the sales to each of the Investors are separate sales.

2.       CLOSING DATE; DELIVERY

         2.1 CLOSING DATES. The initial closing of the purchase and sale of the Series A Shares hereunder shall be held at the offices of the Company at 10:00 a.m., local time, on or about January 6, 2000 or at such other time as the Company and the Investors purchasing a majority of the Series A Shares may determine; provided that a minimum of $2,000,000 shares of Series A Preferred Stock are being purchased at the initial closing. Subsequent closings may be held at any time after the initial closing and at such place as the Company and the Investors participating in such closing may determine. Each closing hereunder is referred to as the "Closing".

         2.2 DELIVERY. At the Closing, the Company will deliver to each Investor participating in the Closing a certificate, registered in such Investor's name, representing the number of Series A Shares to be purchased by such Investor at such Closing, against payment of the purchase price therefor by cashiers check payable to the Company or by wire transfer in same day funds in accordance with the Company's wiring instructions.

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EXHIBIT 10.116 (CONTINUED)

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  The Company represents and warrants to the Investors as follows:

         3.1 ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of California and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, assets, financial condition, results of operation or properties (a "Material Adverse Effect").

         3.2 CORPORATE POWER. The Company has and will have at the Closing all requisite corporate power and authority to execute and deliver this Agreement and any agreements attached as exhibits hereto (collectively, the "Agreements"), to sell and issue the Series A Shares hereunder, to issue the Common Stock issuable upon conversion of the Series A Shares and to carry out and perform its obligations under the terms of the Agreements.

         3.3 CAPITALIZATION. The authorized capital stock of the Company will, upon the filing of the Amendment, consist of Forty Million (40,000,000) shares of Common Stock, without par value (the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, without par value (the "Preferred Stock"), Four Million (4,000,000) shares of which are designated Series A Convertible Preferred Stock ("Series A Preferred Stock"). Immediately prior to the Closing and after filing the Amendment, Twenty Million (20,000,000) shares of Common Stock will be outstanding, and no shares of Series A Preferred Stock will be outstanding. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The Series A Shares and the Common Stock issuable upon conversion of the Series A Shares, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.3 attached hereto, there are no options, warrants or other rights (including conversion or preemptive rights) or agreements outstanding to purchase any of the Company's authorized and unissued capital stock.

         3.4 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of the Agreements by the Company, (ii) the authorization, sale, issuance and delivery of the Series A Shares (and the Common Stock issuable upon conversion of the Series A Shares), and (iii) the performance of all of the Company's obligations under the Agreements, has been taken or will be taken prior to the Closing. The Agreements, when executed and delivered by the Company, will constitute valid and binding

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EXHIBIT 10.116 (CONTINUED)

obligations of the Company, enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Series A Shares and the Common Stock issuable upon conversion of the Series A Shares, when issued in compliance with the provisions of this Agreement, will have the rights, preferences and privileges described in the Amendment, and will be free of any liens, preemptive or similar rights or encumbrances; provided, however, that the Series A Shares (and the Common Stock issuable upon conversion thereof) may be subject to restrictions on transfer under state and/or federal securities laws. Sufficient shares of authorized but unissued Common Stock have been reserved for issuance upon conversion of the Series A Shares. The Common Stock issuable upon conversion of the Series A Shares has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Amendment, shall be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and, based in part on the representations of the Investors, will be issued in compliance with all applicable federal and state securities laws. The issuance of the Series A Shares does not, and the issuance of the Common Stock issued upon conversion of the Series A Shares will not, require any further corporate action and, except as set forth in Schedule 3.4 attached hereto, is not and will not be subject to any preemptive right, right of first refusal or the like.

         3.5 COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance of the Agreements and compliance with their provisions (including the issuance of the Series A Shares and the Common Stock upon conversion of the Series A Shares) will not violate or conflict with, result in any breach of the terms, conditions or provisions of, constitute a default under any provisions of the Company's Articles of Incorporation or Bylaws, each as amended to date, or in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree, and to its knowledge will not violate any statute, rule or regulation applicable to the Company.

         3.6 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any U. S. governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements, or the offer, sale or issuance of the Series A Shares (and the Common Stock issuable upon conversion of the Series A Shares), or the consummation of any other transaction contemplated hereby, except (a) the filing of the Amendment in the office of the California Secretary of State and
(b) qualification (or taking such action as may be necessary to secure an exemption from

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EXHIBIT 10.116 (CONTINUED)

qualification or registration, if available) of the offer and sale of the Series A Shares (and the Common Stock issuable upon conversion of the Series A Shares) under applicable Blue Sky and federal securities laws. The Company has all permits, licenses and other similar authority necessary for the conduct of its business as now being conducted by it and as proposed to be conducted by it immediately following the Closing, and is not in default under any such permit, license or other similar authority.

         3.7 BROKERS OR FINDERS; OTHER OFFERS. Except as set forth on Schedule
3.7 attached hereto and except for fees payable to Hunter Capital Group, LLC, a Delaware limited liability company ("Hunter Capital"), the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

         3.8 SUBSIDIARIES. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, association, company, partnership or other business entity.

         3.9 TAX MATTERS.

             3.9.1 The Company has timely and duly filed all Tax Returns required to be filed by it, and all such Tax Returns were when filed correct and complete in all material respects. The Company has duly paid all Taxes due and payable, whether or not shown on any Tax Return, and has made adequate provision on its books in accordance with generally accepted accounting principles ("GAAP") for the payment of all Taxes which have accrued but are not yet due and payable. There are not any asserted or, to the best knowledge of the Company, any unasserted deficiencies with regard to Taxes or Tax Returns of the Company, and no claim has been made by any jurisdiction in which the Company does not or has not filed Tax Returns that the Company is or may be subject to taxation by the jurisdiction. There are no agreements, waivers or consents providing for an extension of time with respect to the assessment of any Taxes against the Company or any other agreements, waivers or consents agreed to by the Company issued to, with, or for the benefit of, any taxing authority or jurisdiction. The Company has not received any outstanding notice of audit and it is not undergoing any audit of Tax Returns. The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has withheld all amounts required by law to be withheld from the wages or salaries of employees and independent contractors, and is not liable for any Taxes for failure to comply with such laws, rules and regulations.

             3.9.2 For purposes of this Section:

                   3.9.2.1 "Tax" and "Taxes" mean any one or more federal, state, local, or foreign income, gross receipts,

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EXHIBIT 10.116 (CONTINUED)

license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended ("Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                   3.9.2.2 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement, including any schedule or attachment thereto, and also including any amendment thereof.

         3.10 COMPLIANCE WITH LAWS. The Company has complied with and is not in violation of any foreign, federal, state or local statute, law or regulation, the violation of which would have a Material Adverse Effect on the Company.

         3.11 PATENTS, TRADEMARKS, ETC.

              (a) Set forth in Schedule 3.11 attached hereto is a list and brief description of all material patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, Internet domain names and all applications for such that are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right, and in each case a brief description of the nature of such right. The Company has full title and ownership of, or is duly licensed under or otherwise authorized to use, all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, mask works, trade secrets, Internet domain names and applications therefor, Uniform Resource Locators, licenses, formulae, know how, designs, and all other information and proprietary rights and processes (collectively, "Intellectual Property") necessary for its business as now conducted without any conflict with, or infringement of, the rights of others.

              (b) Except as set forth in Schedule 3.11, no claim is pending or, to the best of the knowledge of the Company, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company or infringes upon the rights of any third party, and there is no known basis for any such claim (whether or not pending or threatened). To the best of the knowledge of the Company, all technical information developed by and belonging to the Company which has not been patented or copywritten has been kept confidential. The Company has not granted or assigned to any other person or entity any right to manufacture,

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EXHIBIT 10.116 (CONTINUED)

have manufactured, assemble, license, sell or otherwise distribute the products or proposed products or to provide the services or proposed services of the Company. Except as set forth in Schedule 3.11, no current or former stockholder, employee, officer or director of the Company and no other third party have (directly or indirectly) any right, title or interest in any of the Company's Intellectual Property other than such right which such person or entity may enjoy solely as a stockholder of the Company. Except as set forth in Schedule 3.11, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) the license of any Intellectual Property to or from the Company; (ii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services, (iii) indemnification by the Company with respect to infringement of proprietary rights, or (iv) the payment of any royalties or other payments to third parties with respect to the development, manufacture or distribution of the Company's products or services.

              (c) The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interest of the Company or that would conflict with the Company's business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company.

         3.12 EMPLOYEES. To the Company's knowledge, no employee of the Company is in violation of any term of any material employment contract, patent disclosure agreement or any other material contract or agreement relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company. Except as set forth in Schedule 3.12, the Company has no employee severance agreement covering any of its employees. There are no labor disputes or union organization activities pending or, to the knowledge of the Company, threatened, between it and its employees. To the Company's knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

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EXHIBIT 10.116 (CONTINUED)

         3.13 LITIGATION, ETC. There is no action, suit, proceeding or investigation pending or to the Company's knowledge threatened, against the Company, its activities, properties or assets or, to the Company's knowledge, against any officer, director, employee or shareholder of the Company in connection with such officer's, director's, employee's or shareholder's relationship with, or actions taken on behalf of, the Company and none which questions the validity of this Agreement or the transactions contemplated herein, nor is the Company aware for any basis for any of the foregoing. The Company is not a party or subject to any material writ, order, decree or judgment, and there is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

         3.14 TRANSACTIONS WITH PRINCIPALS. Except as set forth in Schedule 3.14 attached hereto, no employee, shareholder, officer or director of the Company or any member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and
(iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors). Except as set forth in Schedule 3.14, to the Company's knowledge, no such person is, directly or indirectly, materially interested in any contract with the Company that is material to the Company. To the Company's knowledge, no employee or director of the Company or any member of his or her immediate family, has any direct or indirect ownership interest in any firm or corporation with which the Company has a material business relationship, or any firm or corporation that competes directly with the Company, except that other than as set forth in Schedule 3.14 employees of the Company may not be officers, directors, employees and/or shareholders of Trimark Holdings, Inc. ("Trimark") and/or its Affiliates. Except as set forth in
Schedule 3.14 and as provided in the Agreements, to the Company's knowledge, there is no voting agreement or other arrangement among its shareholders with respect to the election of any individual or individuals to the Board of Directors.

         3.15 FINANCIAL STATEMENTS. Schedule 3.15 attached hereto includes complete copies of the Company's balance sheets and statements of income, equity and cash flows for the period from May 28, 1999 through October 31, 1999 (collectively, the "Company Financial Statements"). The Company Financial Statements present fairly the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise indicated therein or in the Schedules attached hereto and subject to normal year end adjustments). Other than to the extent disclosed or

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EXHIBIT 10.116 (CONTINUED)

accrued for in the balance sheet of the Company at October 31, 1999 (the "Company Balance Sheet") or the notes thereto, there are no material liabilities or obligations of the Company of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet and which are not material.

         3.16 OBLIGATIONS OF THE COMPANY. Except as set forth in Schedule 3.16 attached hereto, the Company has incurred no debt, liability or obligation of any kind or nature, whether direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise, that, as of the date hereof, exceeds or is reasonably anticipated to exceed $50,000 in the aggregate.

         3.17 CHANGES. Except as set forth in Schedule 3.17 attached hereto, since October 31, 1999, there has not been:

              3.17.1 Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Company Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is currently expected to have a Material Adverse Effect;

              3.17.2 Any resignation or termination of any key officers of the Company;

              3.17.3 Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

              3.17.4 Any declaration, setting aside, or payment of any dividend or other distribution of the assets of the Company;

              3.17.5 Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

              3.17.6 Any sale, assignment, license or transfer of any of the Company's Intellectual Property;

              3.17.7 Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company, including compensation agreements with the Company's employees;

              3.17.8 Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of the Company or, to the

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EXHIBIT 10.116 (CONTINUED)

Company's knowledge, could reasonably be expected to materially and adversely affect the business, assets, liabilities, financial condition, operation or prospects of the Company; or

              3.17.9 Any agreement or commitment by the Company to do any of the things described in this Section 3.17.

         3.18 CONTRACTS, LEASES, AND OTHER AGREEMENTS. Except as set forth in
Schedule 3.18 attached hereto, the Company has no contract, lease, agreement, plan, license, arrangement, obligation or commitment (collectively, "Contracts") involving aggregate payments or delivery or licensing by or to the Company of money, goods or other assets or services having, in each case, an aggregate value of more than $50,000. All Contracts to which the Company is a party or by which it or any of its assets may be bound are valid, binding and in full force and effect, and, to the best knowledge of the Company, no material breach or default, or event which, with notice or lapse of time or both, would constitute any such material breach or default by the Company (or, to the best knowledge of the Company, by any other party thereto), exists with respect thereto. The Company has not received any notice of cancellation or non-renewal of any Contract.

         3.19 TANGIBLE ASSETS AND EQUIPMENT. The Company owns, leases, or otherwise has the right to use as required in connection with the conduct of its business, all of its tangible assets and equipment, and has good and marketable title to all such assets and equipment that are owned, free and clear of any liens or encumbrances, except for liens which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been set aside on the books of the Company and reflected in the Company Financial Statements.

         3.20 ENVIRONMENTAL MATTERS.

              3.20.1 "Environmental Laws" means all laws, statutes, ordinances, rules, regulations, orders, guidelines, rulings, decrees, notices and determinations of any governmental authority pertaining to health, safety, protection of the environment, natural resources, and regulation of activities involving a Hazardous Substance. "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Laws. "Contaminated" means the actual existence on or under any real property of a Hazardous Substance, if the existence of such Hazardous Substance triggers a requirement to perform any investigatory, remedial, removal or other response action under any Environmental Laws or if such response action legally could be required by any governmental authority. "Facility" means any property currently owned, leased or occupied by the Company.

              3.20.2 The Company is in all material respects in compliance with and has been since its inception in compliance with

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EXHIBIT 10.116 (CONTINUED)

all applicable Environmental Laws. The Company has no knowledge of any past, present or, as anticipated by the Company, future events, conditions, activities, investigation, studies, plans or proposals that (a) would interfere with or prevent compliance with any Environmental Laws by the Company or (b) could reasonably be expected to give rise to any common law or other liability, or otherwise form the basis of a claim, action, suit, proceeding, hearing or investigation involving the Company and related in any way to a Hazardous Substance or Environmental Laws.

              3.20.3 No litigation, claim, proceeding or governmental investigation is pending regarding any environmental matter for which the Company has been served or otherwise notified or, to the best knowledge of the Company, threatened or asserted against Company, or the officers or directors of the Company in their capacities as such, or any Facility or the Company's business. There are no orders, judgments or decrees of any court or of any governmental agency or instrumentality under any Environmental Laws which specifically apply to the Company, any Facility or any of the Company's operations. The Company has not received from a governmental authority or other person (A) any notice that it is a potentially responsible person for any Contaminated site or (B) any request for information about a site alleged to be Contaminated or regarding the disposal of Hazardous Substances. There is no litigation or proceeding against any other person by the Company regarding any environmental matter.

         3.21 YEAR 2000. The items, products, services and systems (1) offered for sale by the Company and (2) to the best of the Company's knowledge, used in connection with the Company's operations are Year 2000 Compliant, as defined herein, except to the extent that a failure to be Year 2000 Compliant would not have a Material Adverse Effect. For purposes of this Agreement, "Year 2000 Compliant" shall mean the ability of software, hardware and other systems to provide all of the following functions: (a) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates; (b) function accurately, in accordance with any and all published documentation, and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century; (c) respond to two-digit year-date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (d) store and provide output of date information in ways that are unambiguous as to century.

         3.22 OFFICERS AND DIRECTORS. Schedule 3.22 attached hereto sets forth the names and titles and each of the officers and directors of the Company.

         3.23 USE OF PROCEEDS. The proceeds from the sale of the Series A Shares, net of applicable fees and expenses, will be used for general working capital purposes.

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EXHIBIT 10.116 (CONTINUED)

         3.24 DISCLOSURE. The Company and the Investors have been engaged in a due diligence process and, in connection therewith, the Company has made available to the Investors information reasonably available to the Company that the Investors requested to assist them in making their decision of whether or not to purchase the Series A Shares. To the Company's knowledge neither this Agreement nor any other written statements or certificates made or delivered in connection with the execution of this Agreement contains any untrue statement of a material fact or omits to state a material fact specific to the Company necessary to make the statements made, in light of the circumstances in which they were made, not misleading.

4.       REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

              Each Investor hereby severally represents and warrants to the Company with respect to the purchase of the Series A Shares as follows:

         4.1 EXPERIENCE. Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that Investor is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

         4.2 INVESTMENT. Investor is acquiring the Series A Shares and the Common Stock underlying the Series A Shares for investment for Investors own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Investor understands that the Series A Shares to be purchased and the Common Stock underlying the Series A Shares have not been, and will not be (except for specific registration rights granted to the Investors), registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor's representations as expressed herein.

         4.3 ACCREDITED INVESTORS. Investor is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act ("Accredited Investor").

         4.4 RULE 144. Investor acknowledges that the Series A Shares and the Common Stock issuable upon conversion thereof must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

         4.5 NO PUBLIC MARKET. Investor understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

         4.6 FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, Investor further agrees not to make any disposition of all or any portion of the Series A Shares unless:

              4.6.1 There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement;

              4.6.2 Investor (i) shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act; or

              4.6.3 The disposition is in accordance with the Co-Sale Agreement by and among the Company, the Investors and certain holders of the Common Stock.

              Notwithstanding the provisions of Sections 4.6.1 and 4.6.2 above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor (A) that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, (B) that is a limited liability company to a member of such limited liability company, (C) to the estate of any such partner or retired partner or member, (D) to an "affiliate" of a holder of Restricted Securities as that term is defined in Rule 405 promulgated under the Securities Act (an "Affiliate"), or
(E) to a "family member" (as defined in Rule 701(c)(3) promulgated under the Securities Act) of any Investor, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder; provided, that such transferee shall represent in writing that it/he/she is an Accredited Investor. Notwithstanding the foregoing, no Series A Shares may be assigned or transferred in a private transaction to a competitor of either the Company or Trimark.

         4.7 LEGENDS. Investor understands that the certificates evidencing the Series A Shares (and the Common Stock issuable upon conversion thereof) may bear the following legends and any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code:

                      THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

    THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CERTAIN RIGHTS SPECIFIED IN THE SECURITIES PURCHASE AGREEMENT DATED AS OF JANUARY 6, 2000, AS AMENDED FROM TIME TO TIME, BETWEEN THE COMPANY AND THE HOLDERS OF THE SHARES OF SERIES A PREFERRED STOCK, A COPY OF WHICH WILL BE MAILED TO ANY REQUESTING HOLDER BY THE COMPANY UPON WRITTEN REQUEST THEREFOR.

         4.8 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

         4.9 FURTHER REPRESENTATIONS BY FOREIGN INVESTORS. If an Investor is not a United States person, such Investor hereby represents that he, she or it has satisfied himself, herself or itself as to the full observance of the laws of his, her or its jurisdiction in connection with any invitation to subscribe for the Series A Preferred Stock or any use of this Agreement, including (i) the legal requirements within his, her or its jurisdiction for the purchase of the Series A Preferred Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Series A Preferred Stock. Such Investor's subscription and payment for, and his, her or its continued beneficial ownership of the Series A Preferred Stock, will not violate any applicable securities or other laws of his, her or its jurisdiction.

         4.10 AUTHORIZATION. This Agreement when executed and delivered by Investor will constitute a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors rights generally, as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         4.11 BROKERS OR FINDERS. Except for Hunter Capital, Investor has not, and will not, incur, directly or indirectly, as a result of any action taken by such Investor, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement and the transactions contemplated herein.

         4.12 INVESTOR QUESTIONNAIRE. The Investor has completed that certain Investor Questionnaire (the "Questionnaire") in the form attached hereto as Exhibit C. The Investor acknowledges that the Company will be relying on the Investor's answers to the questions contained in the Questionnaire in determining whether or not the Series A Preferred Stock can be sold to the Investor without registration under the Securities Act or qualification under applicable state securities laws. The Investor has carefully completed the Questionnaire and all of the information furnished by the Investor in response to the Questionnaire is true and correct.

         4.13 DILIGENCE. Each Investor and the Investor's representatives have been solely responsible for such Investor's own "due diligence" investigation of the Company and its management and business, for such Investor's own analysis of the merits and risks of this investment, and for such Investor's own analysis of the fairness and desirability of the terms of the investment; in taking any action or performing any role relative to the arranging of the proposed investment, the Investor has acted solely in the Investor's own interest, and acknowledges that none of the other Investors (or any of their agents or employees) has acted as an agent of such Investor.

         4.14 ACCESS TO DATA. Each Investor and its representatives and legal counsel have been afforded full and free access to corporate books, financial statements, records, contracts, documents, other information concerning the Company and its offices and facilities, have been afforded an opportunity to ask such questions of the Company's officers, employees, agents, accountants and representatives concerning the Company's business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investments contemplated herein.

         4.15 NO CONSENT. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of any Investor is required in connection with the valid execution and delivery of the Agreements and the transactions contemplated thereby, except such filings as may be required under applicable federal securities or state Blue-Sky laws and regulations.

5.       CONDITIONS TO INVESTORS' OBLIGATIONS TO CLOSE

Each Investors obligation to purchase Series A Shares at the Closing is, at the option of such Investor, subject to the fulfillment of the following conditions on or before such Closing:

         5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of such Closing.

         5.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to such Closing shall have been performed or complied with in all material respects.

         5.3  OPINIONS OF COUNSEL.

              5.3.1 At the Closing, the Company shall have delivered to the Investors the opinion of Bryan Cave LLP, legal counsel to the Company, dated the date of the Closing, addressed to the Investors and substantially in the form of Exhibit D-1 attached hereto.

              5.3.2 At the Closing, the Company shall have delivered to the Investors the opinion of Wayne Levin, legal counsel to Trimark, dated the date of the Closing, addressed to the Investors and substantially in the form of Exhibit D-2 attached hereto.

              5.3.3 At the Closing, the Company shall have delivered to the Investors the opinion of Bruce David Eisen, legal counsel to the Company, dated the date of the Closing, addressed to the Investors and substantially in the form of Exhibit D-3 attached hereto.

         5.4 BLUE SKY. With respect to the purchase of Series A Shares by such Investor, the Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Series A Shares and the Common Stock issuable upon conversion of the Series A Shares as contemplated herein.

         5.5 AMENDMENT OF ARTICLES OF INCORPORATION. The Amendment shall have been filed with and accepted by the California Secretary of State.

         5.6 RIGHTS AGREEMENT. The Company shall have delivered to Hunter Capital on behalf of the Investors an executed copy of the Investors' Rights Agreement in the form attached hereto as Exhibit E (the "Rights Agreement").

          5.7 CO-SALE AGREEMENT. The Company shall have delivered to Hunter Capital on behalf of the Investors an executed copy of the Co-Sale Agreement in the form attached hereto as Exhibit F (the "Co-Sale Agreement").

         5.8 ISSUANCE OF COMMON STOCK TO HUNTER CAPITAL. At the Closing, Hunter Capital (or the persons designated by Hunter Capital) shall have received from the Company a certificate or certificates for the aggregate number of shares of Common Stock of the Company issuable to Hunter Capital in connection with the Closing pursuant to the letter agreement dated March 24, 1999, as amended on December 20, 1999, between Hunter Capital and Trimark (the "Engagement Letter"). In addition, all amounts due and payable to Hunter Capital at that time under the Engagement Letter shall have been paid in full.

         5.9 MINIMUM COMMITMENTS. The Company shall have received commitments from Investors to purchase at least Two Million Nine Hundred Sixty-Two Thousand Nine Hundred and Sixty-Three (2,962,963) Series A Shares at a price of $0.675 per share, which will be issued at the initial Closing.

         5.10 DUE DILIGENCE; MATERIAL ADVERSE CHANGE. The Investors shall be satisfied with the results of their due diligence on the Company and no material adverse change shall have occurred prior to the Closing.

         5.11 CONFIRMATION BY TRIMARK. Pursuant to Section 1.1 of each of the Employment Agreements and Sections 1.11, 1.12, 1.13 and 5 of each of the Restricted Stock Purchase Agreements referred to in Schedule 5.11 attached hereto, the board of directors of Trimark shall have determined that the gross proceeds to be received by the Company at the initial Closing under this Agreement are "sufficient" and that upon completion of the initial Closing the "Pre-offering Period" as referred to in such Employment Agreements and Restricted Stock Purchase Agreements will be completed.

         5.12 AMOUNTS PAYABLE TO TRIMARK. Any and all amounts due and owing, or otherwise payable, by the Company to Trimark and/or Trimark Pictures, Inc. for services rendered, expenses incurred, costs or funds advanced, or any other event occurring on or prior to the Closing, shall be evidenced by a promissory note payable by the Company to Trimark Pictures, Inc., which promissory note shall be substantially in the form attached hereto as Exhibit H (the "Trimark Note") and shall have been executed and delivered by the Company to Trimark Pictures, Inc. The principal amount of the Trimark Note shall not exceed $250,000.

6.     CONDITIONS TO CLOSING OF COMPANY

             The Company's obligation to sell and issue any Series A Shares at the Closing is, at the option of the Company, subject to the fulfillment as of such Closing of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by each Investor in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct on the Closing Date.

         6.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by each Investor on or prior to such Closing shall have been performed or complied with in all material respects.

         6.3 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Series A Shares and the Common Stock issuable upon conversion of the Series A Shares as contemplated herein.

         6.4 AMENDMENT OF ARTICLES OF INCORPORATION. The Amendment shall have been filed with and accepted by the California Secretary of State.

         6.5 RIGHTS AGREEMENT. Each Investor shall have delivered an executed copy of the Rights Agreement.

         6.6 CO-SALE AGREEMENT. Each Investor shall have delivered an executed copy of the Co-Sale Agreement.

         6.7 MINIMUM COMMITMENTS. The Company shall have received commitments from Investors to purchase at least Two Million Nine Hundred Sixty-Two Thousand Nine Hundred and Sixty-Three (2,962,963) Series A Shares at a price of $0.675 per share, which will be issued at the initial Closing.

         6.8 TRIMARK APPROVALS. Trimark's principal lender shall have consented to the sale and issuance of Series A Shares in accordance with this Agreement. In addition, the board of directors of Trimark shall have approved the execution, delivery and performance by the Company of this Agreement and the related agreements.

7.  INDEMNIFICATION

         7.1 INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify, reimburse and hold harmless each Investor, and such Investor's members, partners, officers, directors, employees and agents and their respective Affiliates (collectively called the

"Indemnitees"), from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, which may be imposed on, incurred by, or asserted against such Indemnitee, as a result of the violation or breach of any representation, warranty or covenant of the Company under the Agreements or otherwise asserted against the Company or such Investor in connection with the transactions contemplated by the Agreements (a "Claim"). If any indemnity provided for in the preceding sentence is not available solely because it is found to be contrary to public policy or otherwise unlawful, then the Company and the Indemnities shall contribute to the amount payable in such proportion as is appropriate to reflect the relative faults and benefits and any other relevant equitable considerations.

         7.2 PROCEDURE. If any Claim or alleged Claim shall be brought against any Indemnitee in respect of which such Indemnitee may be indemnified under this
Section 7 by the Company, such Indemnitee shall promptly notify the Company in writing (provided, however, that the failure to give such notice shall not relieve the Company of its obligations under this Section 7 except to the extent, and only to the extent, that the Company is prejudiced by such failure). The Company at its option may assume the defense of any action in respect of which it has acknowledged its obligation to indemnify such Indemnitee under this
Section 7. If the Company assumes the defense of any action, such Indemnitee shall not be liable for any settlement thereof without its consent (but such consent will not be unreasonably withheld). If the Company assumes the defense of any such action, such Indemnitee shall have the right to employ separate counsel in such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by such Indemnitee unless representation by counsel for the Company would be inappropriate due to actual or potential conflict between the positions of the Company and of such Indemnitee in conducting the defense of such action, in which event the fees and expenses of such counsel for the Indemnitee shall be paid by the Company.

8.       MISCELLANEOUS

         8.1 SURVIVAL OF WARRANTIES. The warranties and representations of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Investors, their counsel, or the Company, as the case may be.

         8.2 ENTIRE AGREEMENT. The Agreements constitute the full and entire understandings and agreements between the parties regarding the transactions contemplated herein and therein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         8.3 AMENDMENT. Any provision of this Agreement may be amended, waived, modified, discharged or terminated only with the written consent of the Company and the holders of two-thirds (2/3rds) in interest of the Series A Shares (or Common Stock issuable upon conversion thereof); provided, however, that with the written consent of CinemaN Investment Company Ltd., a British Virgin Islands company, any provision of this Agreement may be amended, waived, modified, discharged or terminated with the written consent of the Company and the holders of a majority in interest of the Series A Shares (or Common Stock issuable upon conversion thereof). Any amendment or waiver effected in accordance with this Section will be binding upon the Company and each holder of any securities subject to this Agreement (including securities into which such securities are convertible) and future holders of all such securities. Any Investor may waive its, his or her rights or the Company's obligations to such Investor hereunder without obtaining the consent of any other person.

         8.4 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and deemed given on the business day following delivery to the recipient in person or by overnight courier service, and addressed (1) if to an Investor, to such Investor's address set forth below on the Investor Signature Page, or at such other address as such Investor shall have furnished to the Company in writing, or until any such Investor so furnishes an address to the Company, then to the address of the last holder of such securities who has so furnished an address to the Company, or (2) if to the Company, as follows or at such other address as the Company shall have furnished to the Investors:

                           CinemaNow, Inc.
                           4553 Glencoe Avenue
                           Suite 200
                           Marina del Rey, California  90292
                           Attn:  Bruce David Eisen

         8.5 EXPENSES. Each of the Company and the Investors shall bear their own legal and other expenses incurred with respect to this Agreement and the transactions contemplated hereby; provided however, that the Company shall pay up to $15,000 for Hunter Capital's and Investors' legal counsel, as requested by Hunter Capital.

         8.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Investors, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same instrument.

         8.7 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         8.8 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         8.9 CONFIDENTIALITY. Each Investor agrees that he or it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Investor may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to such Investor pursuant to this Agreement, and the other agreements entered into in connection with the transactions contemplated by this Agreement, or pursuant to any visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known, to the public.

         8.10 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement, including the construction, validity and performance hereof and the obligations arising hereunder and thereunder, and all amendments and supplements hereof and thereof and all waivers and consents hereunder and thereunder, shall be construed in accordance with and governed by the laws of the State of California without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the laws of any other jurisdiction. Any legal action or proceeding with respect to this Agreement or any document related hereto or thereto shall be brought in the courts of the State of California sitting in the County of Los Angeles or of the United States of America for the State of California sitting in the County of Los Angeles, and, by execution and delivery and/or acceptance of this Agreement, the Company and the Investors each hereby accepts the exclusive jurisdiction of the aforesaid courts. In addition, the Company and each Investor hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or any document related hereto or thereto brought in any of the aforesaid courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         8.11 TERMINATION. If the closing of the minimum commitments contemplated by Section 6.7 of this Agreement shall not have occurred by February 1, 2000, the Company or the Investors may terminate this Agreement, in which case this Agreement shall be void and no party hereunder (or their officers, directors, shareholders or Affiliates) shall have any liability to the other parties hereunder.

         8.12 ASSIGNMENT AND TRANSFER. This Agreement shall not be assigned by the Company, by operation of law or otherwise. In addition to the disposition of Series A Shares permitted in accordance with Section 4.6, Series A Shares may be assigned or transferred by an Investor, and this Agreement or rights held by an Investor under this Agreement may be assigned, only (i) to an Accredited Investor and (ii) in a transaction in which the greater of (A) not less than one-third of the Series A Shares held by such Investor or (B) an aggregate of 74,000 Series A Shares held by such Investor, are assigned or transferred in a private transaction to a single person or entity. Notwithstanding the foregoing, no Series A Shares may be assigned or transferred in a private transaction to a direct competitor of either the Company or Trimark. Any purported transfer in violation of this Agreement is null and void and shall be of no force and effect whatsoever.

                  IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the day and year first set forth above.


                                 CinemaNow, Inc.


                                 By:_________________________________
                                 Name:_______________________________
                                 Title:______________________________

                             INVESTOR SIGNATURE PAGE

                                   INVESTORS:

                                   ------------------------------------------
                                   (Print Name of Investor)


                                   ------------------------------------------
                                   (Signature)

                                   ------------------------------------------
                                   (Title, if applicable)

                                   Address:
                                            ---------------------------------

                                   ------------------------------------------

                                   ------------------------------------------


                                   ------------------------------------------
                                   (Print Name of Investor)


                                   ------------------------------------------
                                   (Signature)

                                   ------------------------------------------
                                   (Title, if applicable)

                                    Address:
                                            ---------------------------------

                                   ------------------------------------------

                                   ------------------------------------------

                                   ------------------------------------------
                                   (Print Name of Investor)


                                   ------------------------------------------
                                   (Signature)

                                   ------------------------------------------
                                   (Title, if applicable)

                                    Address:
                                            ---------------------------------

                                   ------------------------------------------

                                   ------------------------------------------

                                    EXHIBIT A

                              SCHEDULE OF INVESTORS


NAME AND ADDRESS
PURCHASE PRICE                      NUMBER OF SHARES                   TOTAL
----------------                    ----------------          --------------------
CinemaN Investment Co. Ltd.                 740,740                    $  500,000
c/o Hunter Capital Group, LLC
P. O. Box 682500
136 Heber Avenue, Suite 304
Park City, UT  84060

Pinnacle Venture Partners, LLC              740,740                       500,000
c/o Catalyst Ventures
4370 La Jolla Village Drive
Suite 960
San Diego, CA  92122

Blockbuster, Inc.                           370,370                       250,000
1201 Elm Street
32nd Floor
Dallas, TX  75270

Michael Klein                               148,148                       100,000
Klein Capital
433 N. Camden, #500
Beverly Hills, CA  90210

Michael Burns                                74,074                        50,000
Prudential Securities
2425 Olympic Blvd.
Suite 6030 West
Santa Monica, CA  90404

Jon Feltheimer                               74,074                        50,000
Prudential Securities
2425 Olympic Blvd.
Suite 6030 West
Santa Monica, CA  90404

Walid Mansur                                296,296                       200,000
5602 Indian Circle
Houston, TX  77056

SRS Internet Holding, Ltd                   222,222                       150,000
1177 W. Loop South, #1450
Houston, TX  77024

McJill Corporation                          148,148                       100,000
c/o Secretan Troyan
#2 Rue Charles Bonnet
Geneva 1211 Switzerland

Doremont Investments, Ltd.                   74,074                        50,000



1506 Kearsarge Road
La Jolla, CA 92037

Wilshire 19 LLC                             266,666                       180,000
11943 Montana Avenue
Suite 101
Los Angeles, CA  90049

Loren H. Burlage                             51,852                        35,000
500 W. Highway 105
Palmer Lake, Colorado  80133

The Burlage Family Trust                     51,852                        35,000
Roger A. Burlage, Trustee
5451 N. Newcastle Lane
Calabasas, California  91302

Lawrence L. Delperdang                       51,852                        35,000
4353 Old Lakeport Road
Sioux City, Iowa  51106

Ray Manzella                                 74,074                        50,000
17716 Castellammare Drive
Pacific Palisades, California  90272

                         TOTAL:           3,385,182                    $2,285,000